Exhibit 99(d)(6)

AMENDMENT TO
SUPPORT AGREEMENT

The undersigned refer to the Support Agreement dated July 12, 2007 and hereby agree that the Support Agreement is hereby amended with effect from July 12, 2007 to correct certain inadvertent clerical errors and/or to reflect the true intention of the parties as follows:

1.                                       by deleting clause (iv) in its entirety from Section 5.1(b) thereof and substituting therefor the following:

“(iv)        enter into, create, declare, adopt, amend, vary, modify or take any other action with respect to any bonus, profit sharing, incentive, salary or other compensation, equity based award, pension, retirement, deferred compensation, severance, change in control, employment or other employee benefit plan, agreement, award or arrangement for the benefit or welfare of any officer, director or employee, or similar rights or other benefits, except (A) to comply with outstanding compensation obligations in effect on the date hereof, or (B) for salary increases, bonus and other compensation awards for employees (other than officers and directors) in the Ordinary Course;”;

2.                                       by deleting clause (xviii) in its entirety from Section 5.1(b) thereof and substituting therefor the following:

“(xviii)    except for (A) purchases of inventory or supplies in the Ordinary Course of the downstream business, (B) budgeted sustaining capital expenditures in accordance with existing business plans for the downstream business and which are referred to in the Alcan Disclosure Letter, or (C) purchases or expenditures made or incurred for projects which are referred to in the Alcan Disclosure Letter and provided that such purchases or expenditures have been approved by Alcan pursuant to a request for an appropriation, purchase any assets in the downstream business having a value in excess of $100,000,000 in the aggregate, any such transaction or transactions being hereby acknowledged not to be a transaction or transactions in the Ordinary Course or a Permitted Action; in connection with such purchases permitted under the $100,000,000 basket, Alcan hereby acknowledges its intention to give priority to such purchases that relate to Alcan’s Engineered Products business group”;

3.                                       by adding the following immediately after end of Section 6.3(d)(iv):

“and Rio Tinto, Offeror and Alcan shall promptly take all other actions necessary, proper or advisable (including, without limiting the generality of the foregoing, reasonable written undertakings to the appropriate Minister) to obtain as soon as reasonably practicable the approval of the French Minister of Economy or any other such French Minister;”

4.                                       by replacing the words “Alcan Termination Fee” in the last line of Section 6.6(g) with the words “Rio Tinto Termination Payment”;

5.                                       by deleting the first five lines of Section 7.2(e) thereof and substituting therefor the following:

“Alcan shall be entitled to a cash termination payment in an amount equal to the lesser of $1,049 million and one percent of the combined market capitalization of Rio Tinto and RTL (excluding such part of the market capitalization of RTL as relates to any shares in RTL which are held by Rio Tinto Subsidiaries) at the date such payment becomes due and payable less the amount of any non-resident withholding Tax required by Laws relating to Taxes to be withheld which is promptly remitted to the relevant Governmental Authority (the “Alcan Termination Payment”) if this Agreement is terminated:”;

6.                                       by inserting the following new clause (E) immediately after clause (D) in paragraph (d) of Schedule A (Conditions of the Offer) thereto:

“(E) all approvals required under the Continuity Agreement and any approvals under the TP Act, the FAT Act, the Exon-Florio Act or from the French Minister of Economy or other relevant French Ministers contemplated under Section 6.3(a) or (d) of this Agreement shall have been obtained, or any applicable waiting periods in respect of any of the foregoing shall have expired or been terminated;”;

7.                                       by relettering the existing clause (E) in paragraph (d) of Schedule A (Conditions of the Offer) thereto as clause (F); and

8.                                       by replacing in paragraph (e) of Schedule A (Conditions of the Offer), in the first line thereof, the cross-reference to paragraph (b) with a cross-reference to paragraph (d).

The Support Agreement shall continue in full force and effect amended with effect from July 12, 2007 as set out in this Amendment to Support Agreement.

This Amendment to Support Agreement is governed by and shall be construed in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein.

Dated July 20, 2007.

RIO TINTO plc

By:	/s/ Paul Skinner
Paul Skinner

RIO TINTO CANADA HOLDING INC.

By:	/s/ Michel Jutras
Michel Jutras

ALCAN INC.

By:	/s/ David McAusland
David McAusland